Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (the "Agreement") dated as of January 12, 2005, between VERTEX INTERACTIVE, INC., a corporation organized under the laws of New Jersey ("Purchaser or Vertex"), and Peter B. Ayling, residing at 86, Bury Street Ruislip Middlesex HA4 7TE England, Elizabeth M. Ayling, residing at 86, Bury Street Ruislip Middlesex HA4 7TE England, Brad L. Leonard, residing at 1801 Millwood Lane Allen, Texas 75002, and Michael C. Moore, residing at 101 Highview Lane Rockwall, Texas 75087 (each a Shareholder and collectively the "Shareholders"), Cape Systems and Consulting Services Ltd, a limited liability company registered in England, and Cape Systems, Inc., a corporation organized under the laws of the State of Texas .

                               W I T N E S E T H:

      WHEREAS, immediately prior to Closing, Peter B. Ayling and Elizabeth M. Ayling will own all common shares of Cape Systems and Consulting Services Ltd, a limited liability company registered in England ("Cape UK"), and Cape Systems and Consulting Services Ltd., Brad L. Leonard, and Michael C. Moore will own all of the common shares of Cape Systems, Inc., a corporation organized under the laws of the State of Texas ("Cape USA", and collectively with Cape UK, the "Companies"), in the amounts set forth in Section 2.2 of the Disclosure Letter, constituting all issued and outstanding shares of the Companies (such shares being referred to herein as the "Shares"); and

      WHEREAS, Shareholders desire to sell, and Purchaser desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                 PURCHASE, SALE

      1.1 Purchase and Sale. Shareholders agree to sell to Purchaser, and Purchaser agrees to purchase from Shareholders, all of the right, title and interest of Shareholders in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement. Shareholders waive or agree to procure the waiver of any rights or restrictions conferred upon them or any other person which may exist in relation to the Shares under the organizational documents of the Companies or otherwise.

      1.2 Purchase Price.
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      (a) The aggregate purchase price (the "Purchase Price") for the Shares shall be two million ($2,000,000) dollars.

      (b) At closing, 10% of the Purchase Price , two hundred thousand ($200,000) dollars will be placed in escrow for a period of fifteen (15) months from the Closing Date as a fund against which any indemnity claims related to Vertex or Stockholders' representations may first be asserted. Nothing contained in the foregoing sentence shall be construed so as to limit in any way or cap the amount of any indemnity claims.

      (c) At closing, the sum of two hundred thousand ($200,000) dollars shall be paid to Corum Group International S.a.r.l in settlement of investment banking fees related to the transactions contemplated by this agreement.

      (d) At closing, the balance of one million six hundred thousand ($1,600,000) dollars shall be allocated and paid to the Shareholders, as set forth on Exhibit "A".

      (e) All payments shall be made by wire transfer.

      1.3 Closing.

      (a) Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vertex Interactive, Inc., or at such other location as may be agreed upon by the parties on the date hereof (the "Closing Date").


      1.4 Documents to be Provided.

      (a) At the Closing, Shareholders shall:

            (i) deliver certified copies of the Companies' organizational documents and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

            (ii) deliver a certificate, dated the Closing Date and executed by the Secretary of the Companies, substantially in the form and to the effect of Exhibit B hereto;

            (iii) assign and transfer to Purchaser all of Shareholders' right, title and interest in and to the Shares by delivering to Purchaser share certificates representing 100% of all of the issued and outstanding shares of the Companies and transfers in common form relating to all of the Shares duly executed in favor of Purchaser;

            (iv) deliver releases or confirmations addressed to Purchaser, in form and content satisfactory to Purchaser, that all of the directors and shareholders (and their affiliates) of the Companies have paid in full all of their indebtedness (if any) owed to the Companies whether or not such sums are due for repayment;

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            (v) deliver an opinion of United States counsel to Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

            (vi) deliver all necessary approvals and consents required of Shareholders for the consummation of the transactions contemplated hereby;

            (vii) deliver all waivers or consents by Shareholders or other persons whom Purchaser has specified prior to Closing so as to enable Purchaser or its nominees to be registered as the holder of the Shares;

            (viii) deliver the written resignations of the accountants of the Companies containing an acknowledgement that they have no claim against the Companies for compensation, professional fees or otherwise;

            (ix) cause the Companies to deliver to Purchaser the seals, organizational documents and statutory books, share certificate books and check books of the Companies;

            (x) to the extent not in the possession of the Companies, deliver all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of the Companies;

            (xi) to the extent not in the possession of the Companies, deliver all licenses, consents, permits and authorizations obtained by or issued to the Companies or any other person in connection with the business carried on by the Companies;

            (xii) deliver a release in the agreed terms duly executed in a form satisfactory to Purchaser, releasing the Companies and its officers or employees from any liability whatsoever (actual or contingent) which may be owing to Shareholders by the Companies, other than salary or other remuneration or expenses which may be accrued but have not been drawn and which are in the ordinary course; and

            (xiii) deliver the employment agreements between Shareholders and Purchaser in the form attached hereto as Exhibit C (the "Employment Agreements") duly executed by Shareholders.

            (xiv) deliver power of attorneys providing Purchaser with full control and authority over Shareholders' shares in Cape UK in a form reasonably acceptable to Purchaser.

      (b) At the Closing, Purchaser shall deliver the following:


            (i) copies of Purchaser's organizational documents and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;


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            (ii) all necessary approvals and consents required for the consummation of the transactions contemplated hereby;

            (iii) an opinion of the Law Office of Jeffrey D. Marks, P.C., counsel to Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Shareholders; and

            (iv) the Employment Agreements duly executed by Purchaser.

      1.5 Assurances.

      (a) As of the date of this Agreement through the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to its facilities, properties, books and records with respect to periods prior to the Closing, and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party in connection with the performance of each party's due diligence investigation. It is specifically understood and agreed that the consumation of the transaction contemplated by this Agreement is contingent upon a satisfactory due diligence investigation, as determined by the party conducting it.

      (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, or (iv) in connection with any actual or threatened action or proceeding. Further, each party agrees for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such books and records unless such party shall first offer in writing to surrender such books and records to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

      (c) At any time or from time to time after the Closing, Shareholders shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Companies and its assets and properties and books and records, and otherwise to cause Shareholders to fulfill their obligations under this Agreement.

      (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

      (e) In the event Shareholders, the Companies or a representative of either receives an unsolicited offer to purchase any of the shares of the Companies or any assets of the Companies, Shareholders shall immediately advise the offeror

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of this Agreement and immediately notify Purchaser of same. From the date of this Agreement until the earlier of (a) the Closing or (b) the termination of the transaction contemplated hereby in writing by Purchaser, or (c) July 31, 2004, Shareholders agree that neither they nor their representatives nor the Companies, or their representatives, shall offer to sell, nor solicit an offer to purchase the shares of the Companies or any portion thereof or any of the assets of the Companies to or from any person or entity other than Purchaser.

      (f) From the date of this Agreement until the earlier of (a) the Closing or (b) the termination of the transaction contemplated hereby in writing by Purchaser, or (c) July 31, 2004, Shareholders will cause the Companies to conduct is business in the ordinary course and in particular shall not pay bonuses or other increases in salary to anyone not in the ordinary course, nor will Shareholders cause the Companies to pay any dividends or make any other form of distribution on the capital of the Companies without the prior written consent of Purchaser.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                          OF SHAREHOLDERS AND COMPANIES

      Shareholders and the Companies represent and warrant to Purchaser with respect to the Companies as follows:

      2.1 Corporate Existence and Qualification. Each of the Companies is a corporation duly incorporated and validly existing under the laws of its respective jurisdiction, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Companies are duly qualified, licensed or admitted to do business in those jurisdictions specified in Section 2.1 of the Disclosure Letter, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Companies to be qualified, licensed or admitted can in the aggregate be eliminated without material cost or expense by the Companies, as the case may be, becoming qualified, licensed or admitted.

      2.2 Capital Stock. (a) The authorized share capital of Cape Systems and Consulting Services Ltd. -------------- consists solely of 50,000 shares, of which 25,500 shares are issued and outstanding.

      (b) The authorized share capital of Cape Systems, Inc. consists solely of 100,000 common shares, of which 16,877 shares are issued and outstanding.

      (c) The Shares comprise all issued capital stock of the Companies as of Closing.

      (d) As of Closing, the Shares will be duly authorized, validly issued, outstanding, fully paid and nonassessable. At Closing, Shareholders will own the Shares, beneficially and of record, free and clear of all encumbrances. There are no outstanding options with respect to or other rights to acquire any shares

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of the Companies. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.4 will transfer to Purchaser good and valid title to the Shares, free and clear of all encumbrances.

      (e) Section 2.2 of the Disclosure Letter sets forth the ownership interest of the Shareholders in Cape Systems and Consulting Services Ltd, and Cape Systems, Inc., by number of shares and percentage interest.

      2.3 Authorization. Shareholders have full power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby, this Agreement having been authorized by the Board of Directors of each of the Companies. This Agreement and the Employment Agreements are each a valid and binding obligation of Shareholders enforceable against each Shareholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

      2.4 No Violation. Except as disclosed in Section 2.4 of the Disclosure Letter, the execution and delivery by Shareholders of this Agreement does not, and the performance by Shareholders of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the organizational documents of the Companies;

      (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Letter, conflict with or result in a violation or breach of any term or provision of any law or order applicable to Shareholders, the Companies or any of their respective assets and properties; or

      (c) except as disclosed in Section 2.4 of the Disclosure Letter, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Shareholders or the Companies to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any encumbrance upon Shareholders, the Companies or any of their respective assets and properties under, any contract or license to which Shareholders or the Companies are a party or by which any of their respective assets and properties is bound.

      2.5 Governmental Approvals and Filings. Except as disclosed in Section 2.5 of the Disclosure Letter, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Shareholder or the Companies is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

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      2.6 Books and Records. The minute books and other similar records of the
Companies as made available to Purchaser prior to the execution of this Agreement and through Closing contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Companies. The stock transfer ledgers and other similar records of the Companies as made available to Purchaser accurately reflects all record transfers prior to the execution of this Agreement in the capital stock of the Companies. Except as set forth in
Section 2.6 of the Disclosure Letter, the Companies do not have any of their books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Companies.

      2.7 Financial Statements. (a) Annexed hereto in Section 2.7 of the Disclosure Letter are true and complete copies of (i) the audited balance sheet of Cape UK as of December 31, 2003 (the "Financial Statement Date"), and the related statements of operations, stockholders equity and cash flows for the fiscal year ended December 31, 2003, together with a true and correct copy of the report on such audited information by Leslie, Ward & Drew, (ii) the unaudited balance sheet, income statement and statement of cash flows of Cape USA for the fiscal year ended December 31. 2003, together with the unaudited balance sheet, income statement and statement of cash flows for the period ending May 31, 2004 and all letters from accountants with respect to the results of such compilations or audits, as the case may be. (collectively, the " Financial Statements");

      (b) Each of the Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial position of the Companies as of the dates set forth in those Financial Statements, in each case in conformity with United States Generally Accepted Accounting Principles (`GAAP"), and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the Financial Statements not misleading.

      (c) Except as and to the extent set forth on the Financial Statements, including the notes related thereto, the Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on the Financial Statements, or in the related notes prepared in accordance with GAAP, except for liabilities or obligations that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the Condition of the Companies.

      2.8 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Financial Statement Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business or condition of the Companies. Without limiting the foregoing, except as disclosed in Section 2.8 of the Disclosure Letter, there has not occurred between the Financial Statement Date and the date hereof:



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      (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Companies, or any direct or indirect redemption, purchase or other acquisition by the Companies of any such capital stock, or the granting of any option with respect to the capital stock of the Companies;

      (ii) any authorization, issuance, sale or other disposition by the Companies of any shares of capital stock of or option with respect to the capital stock of the Companies, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or option with respect to the capital stock of the Companies;

      (iii) (a) any increase in the salary, wages or other compensation, including bonuses, of any officer, employee or consultant of the Companies whose annual salary is, or after giving effect to such change would be, $10,000 or more; (b) any establishment or modification of (A) any benefit plan, employment-related contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment-related contract or other employee compensation arrangement; or (c) any adoption, entering into or becoming bound by any benefit plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any benefit plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presented options, only to the extent the option which the Companies reasonably believed to be the least costly was chosen;

      (iv) (A) incurrences by the Companies of indebtedness in an aggregate principal amount exceeding $25,000.00 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Companies under, any indebtedness of or owing to the Companies;

      (v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Companies in an aggregate amount exceeding $10,000.00;

      (vi) any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or taxation practice or policy of the Companies, or (w) any method of calculating any bad debt, contingency or other reserve of the Companies for accounting, financial reporting or taxation purposes, or any change in the fiscal year of the Companies;

      (vii) any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Companies in an aggregate amount exceeding $10,000.00;

      (viii) any acquisition or disposition of, or incurrence of a encumbrance on, any assets and properties of the Companies, other than in the ordinary course of business consistent with past practice;

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      (ix) any amendment of the organizational documents of the Companies, recapitalization, reorganization, liquidation or dissolution of the Companies or merger or other business combination involving the Companies and any other person;

      (x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to
(A) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Letter pursuant to
Section 2.17(a) or (B) any material license held by the Companies;

      (xi) capital expenditures or commitments for additions to property, plant or equipment of the Companies constituting capital assets in an aggregate amount exceeding $10,000.00;

      (xii) any commencement or termination by the Companies of any line of business which are material to the business or condition of the Companies;

      (xiii) any transaction by the Companies with Shareholders, any officer, director or affiliate of Shareholders (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis, other than pursuant to any contract in effect on the Financial Statement Date and disclosed pursuant to Section 2.17 of the Disclosure Letter;

      (xiv) any entering into of a contract to do or engage in any of the foregoing after the date hereof; or

      (xv) any other transaction involving or development affecting the Companies outside the ordinary course of business.

      2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto or as disclosed in Section 2.9 of the Disclosure Letter or any other Section of the Disclosure Letter, there are no liabilities against, relating to or affecting the Companies or any of its respective assets and properties, other than liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the business or condition of the Companies.

      2.10 Title to Properties; Encumbrances. Except as disclosed in Section
2.10 of the Disclosure Letter and as sold or disposed of in the ordinary course of business, the Companies has good and valid title to all of the properties and assets reflected in the Compiled Financial Statements and all the properties and assets purchased or otherwise acquired by the Companies since the Financial Statement Date. Except as disclosed in Section 2.7 of the Disclosure Letter, none of such properties or assets is subject to any encumbrance. The rights, properties and other assets presently owned, leased or licensed by the Companies include all rights, properties and assets necessary to permit the Companies to conduct its business in the same manner as it has been conducted heretofore.

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      2.11 Plant and Equipment. The plants, structures and equipment of the
Companies (owned or leased) are adequate for the conduct of the business of the Companies as presently conducted. The Companies have not received any notification that it is in violation of any applicable building, anti-pollution, environmental, health or other law, ordinance or regulation in respect of its plants or structures or operations. To the knowledge of Shareholders, no such violation exists, and all related material permits, licenses and other authorizations under such laws have been obtained and are in effect and complied with.

      2.12 Leases. Section 2.12 of the Disclosure Letter contains an accurate and complete list of all leases pursuant to which the Companies leases any real property and any material personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Companies or, to the knowledge of Shareholders, the other party thereunder; no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement. To the knowledge of Shareholders, all leased property and improvements are free of any material defects.

      2.13 Bank Accounts. Section 2.13 of the Disclosure Letter sets forth the names and locations of all banks, trust Companies, savings and loan associations and other financial institutions at which the Companies maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto. As of the date hereof, the Companies held cash and cash equivalents aggregating not less than $302,357.66 in the form and amounts set forth next to the name of each financial institution on Section 2.13 of the Disclosure Letter.

      2.14 Legal Proceedings. Except as disclosed in Section 2.14 of the Disclosure Letter:

      (a) there are no actions or proceedings pending or, to the knowledge of Shareholders, threatened against, relating to or affecting Shareholders or the Companies or any of their respective assets and properties which (i) could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser, or (ii) if determined adversely to Shareholders or the Companies, could reasonably be expected to result in an injunction or other equitable relief against the Companies that would interfere in any material respect with its business or operations;

      (b) there are no facts or circumstances to the knowledge of Shareholders that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to clause (a) above; and

      (c) there are no judicial or governmental orders outstanding against the Companies.

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      2.15 Taxes.

      (a) All necessary information notices, computations and returns which are required to have been submitted have been submitted by or on behalf of the Companies to the Internal Revenue Service or other taxation authority (as appropriate) and all information, notices, computations and tax returns submitted are accurate in all material respects and are not at the date hereof the subject of any material dispute and Shareholders are unaware of any circumstances likely to give rise to a dispute.

      (b) Except as set forth in Section 2.15 (b) of the Disclosure Letter, the Companies have established on its books and records reserves adequate to pay all taxes not yet due and payable.

      (c) Except as set forth in Section 2.15 (c) of the Disclosure Letter, there are no tax liens upon the assets of the Companies except encumbrances for taxes not yet due.

      (d) Except as set forth in Section 2.15 (d) of the Disclosure Letter, the Companies have not requested (and no request has been made on the Companies's behalf) any extension of time within which to file any tax return.

      (e) Except as set forth in Section 2.15 (e) of the Disclosure Letter, (i) the Companies have not entered into any agreements with any taxation authority extending the statute of limitations for the assessment of taxes; (ii) there have been no audit and there are no ongoing audits or administrative proceedings with respect to any taxes of the Companies; and (iii) no deficiency for any taxes has been suggested, proposed, asserted or assessed against the Companies.

      (f) Except as set forth in Section 2.15 (f) of the Disclosure Letter, no audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Companies.

      (g) Except as set forth in Section 2.15 (g) of the Disclosure Letter, the Companies have not received any written ruling of a taxation authority relating to taxes or entered into any written and legally binding agreement with any taxation authority relating to taxes.

      (h) Except as set forth in Section 2.15 (h) of the Disclosure Letter, the Companies have made available to Purchaser complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Companies for all taxable periods ending on or prior to the date of this Agreement.

      (i) The Companies are not parties or subject to, or bound by, any agreements relating to the allocation or sharing of taxes.


      2.16 Benefit Plans. Except as set forth in Section 2.16 of the Disclosure Letter, there is not in existence, and no proposal has been announced to establish, any retirement, health, death or disability benefit scheme for officers or employees or obligation to or in respect of present or former

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officers or employees or the dependents of any such person with regard to retirement, health, death or disability pursuant to which the Companies are or may become liable to make payments and no pension or retirement or sickness gratuity or payment or benefit in connection with loss of office or employment is currently being paid or has been promised by the Companies to or in respect of any former officer or former employee or a dependant of any such person.

      2.17 Contracts and Commitments; No Default.

      (a) Except for contracts, commitments, plans, agreements, licenses, leases, sales orders, purchase orders and other matters (written or oral) set forth on Section 2.17 of the Disclosure Letter:

            (i) The Companies do not have a written employment agreement with any officer, employee or agent, or any agreement that contains any severance or termination pay liabilities, nor are the Companies subject to any liabilities relating to severance, termination or vacation pay (apart from normal vacation allowances);

            (ii) The Companies do not have collective bargaining or union contracts;

            (iii) The Companies are not restricted by agreement from carrying on their business, or any part thereof, anywhere in the world, or from competing with any person in a line of business similar to any aspect of its business, nor are the Companies the beneficiary of any agreement restricting any other person from carrying on its business, or any part thereof, or from competing with the Companies in any line of business;

            (iv) The Companies have no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

            (v) The Companies are not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity whether under a loan agreement, note or otherwise;

            (vi) The Companies are not a party to any contract or loan to which any of its officers, directors or shareholders or any affiliate of the Companies is a party;

            (vii) The Companies are not a party to any purchase or sales contract that continues for a period of more than twelve months (including periods covered by any option to renew by either party);

            (viii) The Companies are not a lessor under any lease intended as security, an owner participant in any leveraged lease transaction or a party to a vendor arrangement or conditional sales agreement;

            (ix) The Companies have not given any power of attorney to any person for any purpose whatsoever;

            (x) There are no outstanding sales or purchase contracts, commitments or proposals of the Companies that will result in any loss upon completion or performance thereof, after allowance for direct expenses; and

            (xi) The Companies are not a party to, nor is it subject to, any other material contracts, commitments or restrictions.

      (b) True and complete copies of all documents (including all amendments thereto) referred to in Section 2.17(a) have been delivered or made available to Purchaser prior to closing. Section 2.30(a) of the Disclosure Letter contains a list of all employees of the Companies and their annual compensation and job descriptions. All contracts, commitments or restrictions referred to in Section 2.17(a) are valid and enforceable in accordance with their respective terms. The Companies are not materially in default in the performance of any of their obligations thereunder; no event has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute such a default thereunder; all parties under such contracts have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement; and to the knowledge of Shareholder, all other parties thereto are not in material default thereunder and have no counterclaims, offsets and defenses with respect thereto.

      2.18 Inventory. Each item of inventory of the Companies, whether or not reflected in the Financial Statements, (i) except as set forth on Section 2.18 of the Disclosure Letter, is owned by such Company and is free and clear of any encumbrances, (ii) is in usable and saleable condition in all respects, and
(iii) is valued on the books of such Company in accordance with GAAP.


      2.19 Accounts Receivable. All accounts receivable of the Companies, whether or not reflected in the compiled Financial Statements, (i) represent sales actually made in the ordinary course of business and (ii) are valued in accordance with GAAP.

      2.20 Orders, Commitments and Returns. As of the date hereof, the aggregate of all accepted and unfulfilled orders for the sale of merchandise and services entered into by the Companies is $0 and the aggregate of all contracts and commitments for the purchase of inventory by the Companies does not exceed $5,000.00. All orders for the sale of merchandise and services and contracts and commitments for the purchase of inventory were made in the ordinary course of business, and no additional orders for the sale of merchandise or services or contracts or commitments for the purchase of inventory have been entered into by the Companies since the date listed above except in the ordinary course of business. As of the date hereof, there are no claims against the Companies to return any of the merchandise or for inadequate services by reason of alleged overshipments, defective or unsuitable merchandise or otherwise.

      2.21 Customers and Suppliers. Section 2.21 of the Disclosure Letter sets forth for the twelve-month period ended on May 31, 2004: (a) a list of the amounts collected from the top 10 customers of the Companies; and (b) a list of the amounts paid to the top five suppliers of the Companies for purchases from such suppliers. As of the date of this Agreement, there has been no material adverse change in the business relationship of the Companies with any of the customers or suppliers to whom the amounts set forth in Section 2.21 of the Disclosure Letter relate.

      2.22 Permits and Other Operating Rights. Except as set forth on Section
2.22 of the Disclosure Letter, the Companies do not require the consent of any third person to permit them to operate their business in the manner in which it presently is being conducted, and possess all material permits and other authorizations from third persons, including without limitation, federal, foreign, state and local governmental or regulatory authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit them to operate their business in the manner in which it presently is being conducted.

      2.23 Compliance With Law. The Companies are in material compliance with all laws and judicial and governmental orders applicable to it and its properties and assets. Except as set forth in Section 2.23 of the Disclosure Letter, the Companies have not received any notification that it is in violation of any such laws or orders.

      2.24 Warranty or Other Claims. Other than for warranty claims in the ordinary course of business, Shareholders do not know or have reason to know of any existing, threatened, anticipated or contemplated claims, or any facts upon which such a claim could be based, against the Companies, for products which are defective or fail to meet any product warranties, or for services rendered by the Companies. No claim has been asserted against the Companies for renegotiation or price re-determination of any material business transaction and Shareholders have no knowledge of any facts upon which any such claim could be based.

      2.25 Intellectual Property. The Companies own, or are licensed or otherwise have the full right to use, all intellectual property material used in or necessary for the conduct of, their business as heretofore conducted. Section
2.25 of the Disclosure Letter contains an accurate and complete description of all such intellectual property, and sets forth which property is owned by the Companies and which property is licensed to the Companies. Except for generally available software, the Companies have a valid right to use such intellectual property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; to the knowledge of the Shareholders the Companies have not received any written or oral notice of invalidity or infringement of any rights of others with respect to the intellectual property, and the Companies have taken reasonable and prudent steps to protect the intellectual property from infringement by any other person. Except as set forth in Section 2.25 of the Disclosure Letter, no other person (i) to the knowledge of the Shareholders is infringing or otherwise violating the intellectual property or (ii) to the knowledge of the Shareholders is infringing upon any of the intellectual property in any material way. No written, or to the knowledge of the Shareholders, oral notice by any other person claiming any ownership of or right to use such intellectual property which has not been permitted by the Companies has been received by the Companies. To the knowledge of the Shareholders the Companies' use of the intellectual property does not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such intellectual property, and no action is pending or, to the knowledge of the Shareholders, threatened, or notices have been received by the Companies that are presently outstanding alleging that the Companies' use of the intellectual property infringes upon or otherwise violates any rights of a third party in or to such intellectual property. The Companies have full right, title and interest in and to, pursuant to existing agreements and/or applicable law, all intellectual property developed by or on behalf of any present or past employee of the Companies while so employed, including Shareholders, and all such intellectual property now used or proposed to be used by the Companies is the property of the Companies.

      2.26 Labor Difficulties. The Companies are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and there is no organizational effort being made or threatened involving any employees of the Companies. No actions or proceedings relating to employment have been brought, are pending or, to the knowledge of Shareholders, are threatened, by or before any governmental or regulatory authority.

      2.27 Hazardous Materials. The Companies are not in material violation of any environmental laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any environmental law or any regulation, code, plan, order, notice or demand letter issued, entered, promulgated or approved thereunder. No notice or action alleging such violation is pending or, to Shareholders' knowledge, threatened, and no past or present condition or practice of the businesses conducted by the Companies would prevent continued compliance with applicable permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to the Companies involving any pollutant or hazardous or toxic material or waste.

      2.28 Insurance. Section 2.28 of the Disclosure Letter contains an accurate and complete list of all material policies of or binders for casualty, liability, worker's compensation and other forms of insurance owned or held by the Companies and all pending or anticipated claims thereunder. All such policies, or binders therefor, are in full force and effect, all premiums with respect thereto have been paid and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders will remain in full force and effect through the respective dates set forth in Section 2.28 of the Disclosure Letter without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth on Section 2.28 of the Disclosure Letter, the Companies have not refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years. Except as set forth on Section 2.28 of the Disclosure Letter, the Companies have not received any notification from any insurer, agent or broker denying or disputing any claim made by the Companies, or any coverage for any such claim or the amount of any claim, and no such denied or disputed claims are pending.

      2.29 Insider Interests. Except as set forth on Section 2.29 of the Disclosure Letter, no officer, director or shareholder of the Companies has any interest (other than as a shareholder of the Companies) in any property, real or personal, tangible or intangible, including without limitation intellectual property, used in or pertaining to the business of the Companies.

      2.30 Employees

      (a) Section 2.30(a) of the Disclosure Letter sets out:

            (i) a list of all the employees of the Companies, together with job descriptions and details of their remuneration, a copy of each employment agreement having previously been provided to Purchaser;

            (ii) a copy of the Companies' standard terms and conditions of employment;

            (iii) details of the remuneration of the members of the board of directors of the Companies; and

            (iv) a list of all employees of the Companies who are entitled to any benefit not generally applicable to all employees.

      (b) Except as set forth in Section 2.30(b) of the Disclosure Letter, the Companies, in relation to each of their employees and so far as relevant to each of its former employees, has complied in all material respects with all relevant statutes, regulations, codes of conduct, collective agreements, order and awards relevant to their conditions of service or to the relations between it and its employees or any recognized trade union.

      (c) Except as set forth in Section 2.30(c) of the Disclosure Letter, there are no schemes in operation in relation to the Companies under which any employee is entitled to a commission, bonus or other remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Companies or by reference to any other formula.

      (d) Except as set forth in Section 2.30(d) of the Disclosure Letter, there are no share incentive or share option schemes proposed or in operation in which any employee of the Companies is entitled to participate.

      (e) Except as set forth in Section 2.30(e) of the Disclosure Letter, no trade union or other body representing any employee of the Companies is or has been recognized by the Companies and there are no agreements between any member of the Companies and any trade union, workers' council or similar body.

      (f) Except as set forth in Section 2.30(a) of the Disclosure Letter or
Section 2.30(f) of the Disclosure Letter, all employees of the Companies are employed solely on the basis of their standard terms and conditions of employment and there are no other agreements or arrangements between the Companies and any of its employees.

      (g) The Companies have not paid or given any increase or improvement to the emoluments or benefits of or any bonus to any of its directors, officers or employees and the Companies have not made any announcement or proposal concerning or are under any obligation to increase or improve any such emoluments, benefits or bonuses with or without retrospective operation.

      (h) No past or present director, officer or employee has notified Shareholders or the Companies in writing of any claim against the Companies for loss of office arising out of termination of his or her office or employment and, to the knowledge of Shareholders, there is no event which would or might give rise to any such claim.

      (i) Since the Financial Statement Date, the Companies have not been engaged or involved in any material dispute with any employee or any labor troubles whether directly involving it or not and, to the knowledge of Shareholders, no event has occurred which could or might give rise to any such dispute.

      (j) Except as set forth in Section 2.30(j) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated by this Agreement (alone or upon the occurrence of any additional or further acts or events) will, by virtue of any plan, contract, agreement or policy (written or oral) adopted by the Companies or entered into between the Companies and any employee or director of the Companies, (i) entitle any current or former employee or current or former director of the Companies to severance pay, unemployment compensation, or any other payment or benefit, or
(ii) accelerate the time of payment or vesting, increase the amount of, or require or result in the funding of any compensation or benefit due any such current or former employee or director.

      2.31 Exclusivity of Representations. The representations and warranties of the Companies and the Shareholders set forth in this Article II are the only representations and warranties made by the Companies and the Shareholders with respect to the Companies, the Shareholders, the business of the Companies, and the assets of the Companies. Brad L. Leonard's and Michael C. Moore's representations and warranties apply only to Cape Systems, Inc.



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Shareholders as follows:

      3.1 Corporate Existence and Qualification. Purchaser is a corporation duly incorporated and validly existing under the laws of New Jersey and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Purchaser is duly qualified, licensed or admitted to do business in the State of New Jersey.

      3.2 Authorization. The execution and delivery by Purchaser of this Agreement and the Employment Agreements, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

      3.4 No Violation. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

      (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any encumbrance upon Purchaser or any of its assets or properties under, any contract or license to which Purchaser is a party or by which any of its assets and properties is bound.

      3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      3.6 Legal Proceedings. There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.


                                   ARTICLE IV
                     COVENANTS OF SHAREHOLDERS AND COMPANIES

      Shareholders covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, for a period of fifteen months following closing, Shareholders will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

      4.1 Affiliate Transactions. Except as set forth in Section 4.1 of the Disclosure Letter, immediately prior to the Closing, all indebtedness and other amounts owing under contracts between Shareholders, any officer, director or affiliate (other than the Companies) of Shareholders, on the one hand, and the Companies, on the other hand, will be paid in full, and Shareholders will terminate and will cause any such officer, director or affiliate to terminate each contract with the Companies. Prior to the Closing, the Companies will not enter into any contract or amend or modify any existing contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis (other than pursuant to contracts disclosed pursuant to Section 2.17 of the Disclosure Letter), with Shareholders or any such officer, director or affiliate.

      4.2 Books and Records. On the Closing Date, Shareholders will deliver or make available to Purchaser at the offices of Purchaser all of the books and records of the Companies, and if at any time after the Closing Shareholders discover in their possession or under their control any other books and records of the Companies, they will forthwith deliver such books and records to Purchaser.

      4.3 Additional Financial Statement. Shareholders shall deliver promptly to Purchaser true and complete copies of such financial statements, reports and analyses as may be received by Shareholders which are prepared on behalf of the Companies.

                                    ARTICLE V
                      ADDITIONAL AGREEMENTS OF THE PARTIES

      5.1 Press Releases. Shareholders and Purchaser covenant and agree that no press release or other public announcement or public disclosure related to this Agreement, the terms hereof, the transactions contemplated hereby or any information disclosed in connection herewith will be issued by Shareholders or Purchaser without prior written consent of all parties, except as may be required by law.


      5.2 Employment of Shareholders ; Non-Compete.

      (a) Shareholders agree to continued employment with the Companies in the positions currently fulfilled by each and, prior to closing, shall enter into the form of employment agreements attached hereto as Exhibit "C".

      (b) Shareholders undertake to Purchaser that each will not, for a period terminating on the later of i) two years from the date of termination of each respective Shareholder's employment with the Companies or Purchaser, or ii) three years from the date of Closing, as the case may be, without the prior written consent of Purchaser, directly or indirectly, whether alone or in conjunction with, or on behalf of any other business, concern or person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

            (i) canvass, solicit, or approach or cause to be canvassed, solicited or approached, any person or entity who was a customer of the Purchaser or the Companies for the supply of goods and/or services which are competitive with those supplied by the Purchaser or the Companies;

            (ii) deal or contract with any person or entity who was a customer or proposed customer of the Companies for the purpose of supplying goods and/or services which are competitive with those supplied by Purchaser or the Companies;

            (iii) solicit or entice away any supplier to the Purchaser or the Companies who has supplied goods and/or services to Purchaser or the Companies, if such solicitation or enticement causes or could reasonably be expected to cause such supplier to cease supplying, reduce its supply of, or alter the terms upon which it is supplying those goods and/or services to the Purchaser or Companies;

            (iv) work for or be engaged, concerned, or (save as the holder of shares or other securities in any Companies which is quoted, listed or otherwise dealt with on a recognized stock exchange or other securities market and which confers not more than 5% of the votes which could be cast at a general meeting of the Companies concerned) have an interest in any trade or business which competes with any trade or business carried on, or proposed to be carried on, by the Purchaser or the Companies as of the date of this Agreement;

            (v) solicit or entice away from the Purchaser or the Companies any employee of the Companies employed in a senior or key managerial, supervisory, technical, sales, marketing or administrative post; or

            (vi) use in connection with any trade or business any name which includes the name of the Purchaser or the Companies or any colorable imitation of them; or

            (vii) attempt to knowingly assist or procure any other person to do any of the foregoing things.

      (c) Purchaser and Shareholders agree that each of the undertakings set out in each of the preceding sections are separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint on trade, the remaining undertakings or remaining part of the undertaking shall continue in full force and effect and shall bind Shareholder.

                                   ARTICLE VI
                                   TERMINATION

      6.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

      (a) at any time before the Closing, by mutual written agreement of the Shareholders and Purchaser;

      (b) at any time before the Closing, by the Shareholders or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or


      (c) at any time after July 31,2004 by the Shareholders or Purchaser upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

      6.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Shareholders or Purchaser (or any of their respective officers, directors, employees, agents or other representatives of Affiliates), except as provided in the next succeeding sentence. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 6.1 (b) , or (c), the Shareholders will remain liable to Purchaser for any breach of this Agreement by the Shareholders existing at the time of such termination, and Purchaser will remain liable to the Shareholders for any breach of this Agreement by Purchaser existing at the time of such termination, and the Shareholders or Purchaser may seek such remedies, including damages and attorneys fees against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

                                   ARTICLE VII
                                   TAX MATTERS

      7.1 Transfer Taxes. In the case of the transfer of the Shares to Purchaser, other than the taxes imposed upon the transfer of the shares of Cape Systems and Consulting Services, Ltd. which will be paid by Purchaser, Shareholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser and the Companies with respect to same. Shareholders shall timely file all necessary documentation and tax returns applicable to Shareholders with respect to such transfer taxes.

      7.2 Tax Cooperation. After the date hereof, Shareholders and Purchaser will cooperate in the preparation of all tax returns and will provide to each other (or cause to be provided) any records and other information requested. Shareholders and Purchaser will cooperate with each other in connection with any taxation investigation, audit or other processing.

                                  ARTICLE VIII
                         LIMITATIONS ON LIABILITY UNDER
                         REPRESENTATIONS AND WARRANTIES

      8.1 Action for Damages. A breach by a party of any of the representations or warranties shall give rise only to an action for damages by the non-breaching party and shall not entitle the non-breaching party to rescind or repudiate this Agreement. The term "Damages" as used in this Article VIII refers to compensatory damages only and not to incidental, consequential, special or punitive damages (other than to the extent that any such damages are paid to a third party by the indemnified party).


      8.2 Indemnities. Each party shall indemnify the other against claims, damages and expenses arising as a result of a material breach by the indemnifying party of any of (i) its or their obligations under this Agreement , or (ii) its or their representations and warranties in this Agreement. Each of the Shareholders shall be, to the extent that Purchaser has a valid claim, liable jointly and severally. Each party shall defend or settle, at its own expense, any claim made against the other and hold the other harmless against all claims, suits, damages, judgments and attorneys' fees arising out of the breach of any representations made by it in this Agreement. Any party entitled to indemnity as agreed to between the parties or as adjudged by a Court of competent jurisdiction , shall be entitled to claim against the escrow established pursuant to Section 1.2 (b) of this Agreement.

      8.3 Limitations on Indemnification; Losses. No party hereto shall be liable in respect of any indemnification hereunder pursuant to Section 8.2 except to the extent that the aggregate amount of Damages under this Agreement exceeds $25,000.00 (the "Basket Amount"), and then only for amounts exceeding the Basket Amount. The maximum liability of any party for indemnification pursuant to Section 8.2 shall be 50% of the Purchase Price, and the maximum liability of any Shareholder to provide any indemnification in connection with this Agreement and the transactions contemplated hereby shall be limited to each Shareholder's percentage ownership interest in the Companies. For purposes of the percentage ownership interest calculation under this provision, Peter B. Ayling and Elizabeth M. Ayling shall be deemed to have a total 60% ownership interest in Cape Systems, Inc., 31% by Peter B. Ayling and 29% by Elizabeth M Ayling. Notwithstanding anything to the contrary set forth in this Agreement, there shall be no Basket Amount or limitation on indemnification with respect to liability for unpaid taxes (inclusive of interest and penalties) or for fraud or intentional or willful misrepresentation by a party hereto. Notwithstanding anything to the contrary set forth in this Agreement, there shall be no Basket Amount or limitation on indemnification with respect to breach by either Peter Ayling and/or Elizabeth Ayling of their representations and warranties set forth in Section 2.2(a), 2.2(c), 2.2(d), and 2.2(e) of this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Finders and Brokers. Each party hereby represents and warrants to the other that, with the exception of Corum Group International S.a.r.l, neither it nor its representatives have made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the other from any claim that is asserted by any person for a finder's or broker's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

      9.2 Amendment. This Agreement may only be amended or supplemented by written agreement of Purchaser and Shareholders.

      9.3 Waiver of Compliance. Any failure of Shareholders, on the one hand, or Purchaser, on the other hand, to comply with any provision of this Agreement may be expressly waived in writing by Purchaser or Shareholders respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

      9.4 Expenses; Attorneys, Fees. Except as otherwise expressly set forth herein, each party shall pay all expenses, legal, accounting, or otherwise, incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.

      9.5 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

         to Shareholders at:

                               The respective addresses set forth on page one.

         with a copy to:

                               Boyd-Veigel, P.C.
                               Attn: J. A. Kagay
                               P. O. Box 1179
                               McKinney, Texas 75070

         to Purchaser at:

                               Vertex Interactive, Inc.
                               Attn:  Nicholas R. H. Toms
                               3619 Kennedy Road
                               South Plainfield, New Jersey  07080

         with a copy to:

                               Law Office of Jeffrey D. Marks, P.C.
                               415 Clifton Avenue
                               Clifton, New Jersey 07011
                               Facsimile: (973)253-8858

Notice of change of address shall be effective only when notice thereof is given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

      9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns. No party may assign any of their rights or obligations under this Agreement or the other Transaction Documents without the written consent of all of the parties hereto.

      9.7 Governing law and Jurisdiction. This Agreement is governed by and shall be construed in accordance with the law of the State of New Jersey. The parties hereto irrevocably submit to the jurisdiction of the courts of the State of New Jersey for the purpose of hearing and determining any dispute arising out of this Agreement.

      9.8 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.9 Headings. The headings of the Sections and Articles of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

      9.10 Entire Agreement. This Agreement shall be the final expression of the parties' agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       VERTEX INTERACTIVE, INC.


                                       By: /s/ NICHOLAS R. H. TOMS
                                           ------------------------------------
                                       Name:  Nicholas R. H. Toms
                                       Title: Chief Executive Officer


                                       /s/ PETER B. AYLING
                                       -----------------------------------------
                                       Peter B. Ayling, Shareholder

                                       /s/ ELIZABETH M. AYLING
                                       -----------------------------------------
                                       Elizabeth M. Ayling, Shareholder

                                       /s/ BRAD L. LEONARD
                                       -----------------------------------------
                                       Brad L. Leonard, Shareholder

                                       /s/ MICHAEL C. MOORE
                                       -----------------------------------------
                                        Michael C. Moore, Shareholder


                                       Cape Systems and Consulting Services Ltd


                                       By:  /s/ PETER B. AYLING
                                            -----------------------------------
                                            Peter B. Ayling, Managing Director


                                       Cape Systems, Inc.


                                       By:  /s/ PETER B. AYLING
                                            ------------------------------------
                                            Peter B. Ayling, President